[Draft of 1/20/98]


                    LIMITED LIABILITY COMPANY AGREEMENT
                                    OF
                     CREAMER VITALE WELLSFORD, L.L.C.


                         THIS LIMITED LIABILITY COMPANY AGREEMENT of
CREAMER VITALE WELLSFORD, L.L.C. (the "Company"), dated as of the 20th day of January, 1998 (the "Agreement") is entered into by and between WELLSFORD CRC HOLDING CORP. ("Wellsford"), a Maryland corporation which is a wholly-owned subsidiary of Wellsford Real Properties, Inc. ("WRP"), and SX Advisors, LLC, a Delaware limited liability company ("Creamer"; Creamer together with Wellsford being collectively referred to hereinafter as the "Members" and individually as a "Member").

                           W I T N E S S E T H:

                         WHEREAS, the Members have formed a limited
liability company pursuant to the Delaware Limited Liability Company Law, as amended from time to time (the "Delaware Act"), by filing on the date hereof the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware; and

                         WHEREAS, the undersigned desire to provide for the
regulation and establishment of the affairs of the Company, the conduct of its business and the relations among them as Members of the Company.

                         NOW, THEREFORE, in consideration of the foregoing,
and of the mutual promises herein contained, the parties hereto, intending to be legally bound, agree as follows:


                               ARTICLE XXII

               ORGANIZATION, NAME, PURPOSES, POWERS AND TERM

        1.22.1    Organization, Name and Office.

             1. The Company shall maintain, preserve, and keep in full force and effect its limited liability company existence and all rights, franchises, licenses and permits necessary to the proper conduct of its business, and the ownership, lease, or operation of its properties which, if not so maintained, could reasonably be expected to have a material adverse effect on the Company, and to take all action which may be reasonably required to obtain, preserve, renew and extend all material licenses, permits, authorizations, trade names, trademarks, service names, service marks, copyrights and patents which are necessary for the continuance of the operation of any such property by the Company.

             2. The Managing Member (as hereinafter defined) shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Managing Member, acting as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

             3.   The name of the Company shall be Creamer Vitale
Wellsford, L.L.C., and the principal office of the Company shall be located at 40 West 57th Street, New York, New York 10019, or at such other place as the Members may agree upon from time to time.

        1.22.2 Purposes. The purpose of the Company is to (a) provide consulting services to the real estate industry with respect to the operation, management, finance and refinance, marketing and rehabilitation of real estate and interests in real estate, and, acting singly or together with others, directly or indirectly, as principal, partner, shareholder or otherwise, to purchase, own, invest in, develop, operate, manage, lease, exchange, mortgage or otherwise generally deal in and with real estate, real property and interests therein, either improved or unimproved, in accordance with all applicable laws, (b) invest in, participate, directly or indirectly, as a general partner or managing member in, and manage directly, or through its subsidiaries or affiliates, entities formed for the purpose of acquiring distressed, discount or other secured mortgage debt, including without limitation, entities formed pursuant to the Clairborne Investors Mortgage Investment Program (the "Clairborne Program") and (c) engage in any lawful activity related or incidental to one or more of the foregoing activities.

        1.22.3 Powers of the Company. 1. The Company shall possess and may exercise all powers and privileges authorized to be exercised by a limited liability company, including all those necessary or convenient to the conduct, promotion or attainment of its business, purposes or activities, to the fullest extent provided in the Delaware Act. Subject to Section 4.1(d) hereof, the Managing Member may, or may authorize any person, to enter into and perform any document on behalf of the Company.

        2. Notwithstanding the foregoing, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members or agents of the Company under the Delaware Act or this Agreement.

        1.22.4 Term. The term of the Company shall commence on the date hereof and shall continue until December 31, 2007, unless sooner dissolved or terminated as hereinafter provided.

                               ARTICLE XXIII

                           CAPITAL CONTRIBUTIONS

        2.23.1 Capital Contributions. Wellsford and Creamer have contributed capital to the Company in cash amounts of $490 and $510, respectively. In addition, Wellsford has committed to contribute to the Company from time to time amounts up to an aggregate of $15,000,000 in cash for investment in connection with the Clairborne Program, any such contributions to be made in accordance with provisions of Article II of the Program Agreement for the Clairborne Program, dated as of December 10, 1997 (the "Program Agreement"), between The Prudential Investment Corporation, a New Jersey Corporation ("PIC") and Old Creamer (as hereinafter defined). Wellsford may, in its sole discretion, elect to contribute additional capital to the Company in connection with the Company's investments in the Ventures (as hereinafter defined) under Clairborne Program. Each such capital contributions by Wellsford and Creamer shall hereinafter be referred to as "Capital Contributions".

        2.23.2    Additional Capital Contributions.  Subject to Section
2.1 hereof and to the extent required by Section 4.1(e) hereof, no Member shall be required to contribute additional capital to the Company unless with the consent of all Members.

        2.23.3    Capital Account.

             1. A capital account shall be maintained for each Member. The initial capital account of each Member shall be equal to the initial
Capital Contribution of such Member.   Each Member's capital account shall
be increased by the cash or net agreed value of each subsequent Capital Contribution made by or on behalf of such Member and allocations to such Member of Net Profit (as hereinafter defined). Each Member's capital account shall be decreased by the cash or net value of each distribution made to the Member by the Company and allocations to such Member of Net Loss (as hereinafter defined). The capital accounts shall be further maintained and adjusted in accordance with the Treasury Regulations promulgated pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the "Code").

             2. No interest shall be paid on the Members' capital accounts and no Member shall withdraw any part of such Member's capital account or shall be entitled to receive any distribution from this Company except as may be specifically provided in this Agreement. No Member with a negative balance in its capital account shall have any obligation to the Company or the other Member to restore said negative balance to zero.

        2.23.4 Interests. The "Interest" of a Member in the Company shall mean the rights or interest of such Member in the Company. The "Member Interest" of a Member shall mean the percentage set forth opposite such Member's name on Schedule A attached hereto.


                               ARTICLE XXIV

                       DISTRIBUTIONS AND ALLOCATIONS

        3.24.1 Capital Return and Distribution of Cash Flow. (1) The following terms shall have the following meanings when used herein:

        "Adjusted Wellsford Base Amount" means, for each Distribution Period, an amount equal to the Wellsford Base Amount reduced by the sum of all Old Wellsford Share and all New Wellsford Share distributed to Wellsford for all prior Distribution Periods.

        "Aggregate Capital Contribution" means an amount equal to the sum of the Wellsford Unreturned Capital Contributions and the amount contributed by Wellsford to the Company to purchase any interests in the Venture(s) under the Clairborne Program in connection with a buy/sell thereunder.

        "Cash Receipts" means all cash funds received by the Company other than (i) Capital Contributions, (ii) loans by Members, and (iii) Post-Buy/Sell Net Cash Flow.

        "Distribution Period" means each fiscal year, or such other time period as the Managing Member may determine in accordance with Section 3.1(d) hereof.

        "Creamer Share" means, for each Distribution Period, an amount equal to 51% of any excess of the Net Cash Flow for such Distribution Period over distributions made by the Company with respect to the Wellsford Priority Return for such Distribution Period.

        "Net Cash Flow" means, for each Distribution Period, (A) the sum of (i) Cash Receipts and (ii) any amount released from its reserves, less
(B) the sum of amounts paid or funded during such Distribution Period with respect to the following items: (i) current charges and expenses (including operating expenses and payroll), (ii) debt service, interest and other payments with respect to any loan or obligation extended to the Company, (iii) expenditures for acquisition of property and for capital improvements or replacements not financed through Capital Contributions, borrowings, or reserves previously set aside by the Company for such purposes, (iv) Wellsford First Level Preferred Return, (v) Wellsford First Level Carry, (vi) Wellsford Second Level Carry, (vii) Wellsford Unreturned Capital Contributions and (viii) amounts contributed to reasonable reserves for working capital, contingencies, capital improvements and replacements.

        "New Wellsford Share" means, for each Distribution Period, an amount equal to 49% of any excess of the Net Cash Flow for such Distribution Period over distributions made by the Company with respect to the Wellsford Priority Return for such Distribution Period.

        "Old Creamer" means Creamer Realty Consultants.

        "Old Creamer Net Cash Flow" means, for each Distribution Period,
(A) the sum of (i) all cash funds received by Old Creamer (other than capital contributions and loans by partners of Old Creamer) and (ii) any amounts released from its reserves, less (B) the sum of amounts paid or funded during such Distribution Period with respect to the following items: (i) current charges and expenses (including operating expenses and payroll), (ii) debt service, interest and other payments with respect to any loan or obligation extended to Old Creamer, (iii) expenditures for acquisition of property and for capital improvements or replacements not financed through capital contributions, borrowings, or reserves previously set aside by Old Creamer for such purposes and (iv) amounts contributed to reasonable reserves for working capital, contingencies, capital improvements and replacements.

        "Old Wellsford Share" means for each Distribution Period, an amount equal to 49% of any excess of the Old Creamer Net Cash Flow over distributions made by Old Creamer with respect to the Wellsford Priority Return during such Distribution Period.

        "Post-Buy/Sell Net Cash Flow" means, as to any Venture, for each Distribution Period after the Company has purchased the interest of the Prudential Investor in such Venture, all cash funds received by the Company from such Venture.

        "Prudential Investor" means any account managed or advised by Prudential Real Estate Investors ("PREI"), a division of PIC, or any of their respective successors and assigns.

        "Venture" means each limited liability company or limited partnership, as the case may be, formed by the Company or a subsidiary thereof and a Prudential Investor to acquire distressed, discount or other secured mortgage debt under the Clairborne Program.

        "Venture Agreement" means the form of limited liability company agreement attached as Exhibit C to the Program Agreement and which provides the model for the operating agreement of each Venture between a Prudential Investor and the Company or a subsidiary thereof.

        "Wellsford Base Amount" means an amount equal to $2 million.

        "Wellsford First Level Carry" means an amount equal to one-half of the amount received by the Company or any of its subsidiaries as a distribution of the First Level Carried Percentage (as defined in the Venture Agreement) from each Venture during each Distribution Period.

        "Wellsford First Level Preferred Return" means an amount equal to the First Level Preferred Return (as defined in the Venture Agreement), received by the Company or any of its subsidiaries from each Venture during each Distribution Period.

        "Wellsford Post Buy/Sell Share" means the distribution of 90% of the Post Buy/Sell Net Cash Flow from a Venture distributable to Wellsford pursuant to Section 3.1(e)(iv) below.

        "Wellsford Priority Return" means, for each Distribution Period, an amount equal to 15% per annum times the outstanding balance of the Adjusted Wellsford Base Amount on the first day of such Distribution Period.

        "Wellsford Second Level Carry" means an amount equal to one-third of the amount received by the Company or any of its subsidiaries as a distribution of the Second Level Carried Percentage (as defined in the Venture Agreement) from each Venture during each Distribution Period.

        "Wellsford Unreturned Capital Contributions" means the Unreturned Capital Contributions (as defined in the Venture Agreement) contributed indirectly to each Venture by Wellsford through the Company.

             (2) Capital Return and Wellsford Distributions. The Wellsford First Level Preferred Return, the Wellsford Unreturned Capital Contributions, the Wellsford First Level Carry and the Wellsford Second Level Carry shall be distributed by the Company to Wellsford not later than three (3) business days after receipt of such distributions by the Company.

             (3) Distributions. Net Cash Flow shall be distributed annually, not later than 45 days after the end of each fiscal year as follows:

                  (i) Until Wellsford shall have received by virtue of the receipt by it of distributions of the New Wellsford Share and the Old Wellsford Share an aggregate amount equal to the Wellsford Base Amount, Net Cash Flow shall be distributed as follows:

             (A) First, to Wellsford, an amount which when added to distributions of Old Creamer Net Cash Flow received by Wellsford from Old Creamer during such period equals the Wellsford Priority Return payable to Wellsford for the current Distribution Period, plus any accrued and unpaid Wellsford Priority Return; and

             (B) Second, to each of Wellsford and Creamer, the New Wellsford Share and the Creamer Share, respectively.

                  (ii) Thereafter, Net Cash Flow shall be distributed to each of Wellsford and Creamer in accordance with their respective Member Interests in the Company.

                  (iii) Upon termination and dissolution of the Company, the assets of the Company shall be used, applied and distributed as provided in Section 5.4 of this Agreement.

             (4) Interim Distributions. In addition to the annual distributions of Net Cash Flow made under 3.1(c) hereof, the Managing Member (as hereinafter defined) may make interim distributions of Net Cash Flow during the fiscal year, to the extent the Company has available cash, provided, however, that all such interim distributions of Net Cash Flow shall be made in the order of priority as provided in Section 3.1(c) hereof and the Managing Member shall act prudently with respect to its decisions as to the amount and frequency of such distributions. The Members agree that it shall be deemed prudent to distribute, on a quarterly basis, amounts sufficient to pay the anticipated tax obligations of the Members attributable to their Interests.

             (5) Special Provisions Regarding Distributions after a Buy/Sell under the Clairborne Program. Notwithstanding the foregoing, in the event the Company (under the direction of Wellsford) purchases the interests of the Investor (as defined in the Venture Agreement) in any Venture under the Clairborne Program as set forth in Section 4.1(e) hereof, from and after the date of such purchase, the Post-Buy/Sell Net Cash Flow from any such Venture shall be distributed not later than twenty
(20) days after the end of each fiscal quarter as follows:

                  ((5).1 First, to Wellsford, an amount equal to the First Level Preferred Return (as defined in the Venture Agreement) distributed by each such applicable Venture to the Company.

                  (ii) Second, to Wellsford, an amount equal to the Aggregate Capital Contribution with respect to such Venture.

                  (iii) Third, to Wellsford, an amount which, when added to the sum of the amounts distributed under clauses (i) and (ii) immediately above, would result in Wellsford receiving a sixteen percent (16%) internal rate of return in respect of the Aggregate Capital
Contribution of the Company in such Venture.

                  (iv) After such time as Wellsford shall have received out of distributions made by the applicable Venture an amount equal to the sum of the amounts set forth in clauses (i), (ii) and (iii) immediately above, the Post-Buy/Sell Net Cash Flow from such Venture shall be distributed 90% to Wellsford (such 90% interest to be referred to herein as the "Wellsford Post Buy/Sell Share") and the remaining 10% shall be deemed Cash Receipts, and distributed in accordance with the priorities set forth in Section 3.1(c) of this Agreement.

             (f) In the event of a buy/sell of the interests of the Prudential Investor in any Venture , the Members agree to take all action necessary to increase the Fixed Expense Reimbursement (as defined in the Venture Agreement) to be received by the Company or the respective subsidiary which shall act as the managing member or partner for each such Venture, to one-half of one percent (1/2%) from one-quarter of one percent (1/4%) of the Aggregate Capital Contribution.

             (g) In the event the Company (at the direction of Wellsford) elects to purchase the interest of a Prudential Investor in a Venture, Wellsford or such other entity as may be purchasing such interest shall pay or cause to be paid to the Company, in addition to the amounts required to purchase the interest of the Prudential Investor, an amount equal to the sum of one-half (1/2) of the First Level Carried Interest (as defined in the Venture Agreement) and two-thirds (2/3) of the Second Level Carried Interest (as defined in the Venture Agreement) that would have been received by the Company had the property owned by such Venture been sold for the Special Valuation Amount (as defined in the Program Agreement). Such amount shall be treated by the Company as Cash Receipts.

        3.24.2    Allocations of Net Profits and Net Losses.

             1. ((0).1 "Net Profit" means, for each fiscal year, the excess, if any, of the Company's items of income and gain over the Company's items of loss and deduction for such fiscal year, determined in accordance with Federal income tax principles, taking account, however, of the difference, if any, between the book value and the tax basis of the assets of the Company in accordance with the principles of Sections 1.704-1(b)(2)(iv)(f) and (g) of the Treasury Regulations.

                  ((0).2 "Net Loss" means, for each fiscal year, the excess, if any, of the Company's items of loss and deduction over the Company's items of income and gain for such fiscal year, determined in accordance with Federal income tax principles, taking account, however, of the difference, if any, between the book value and the tax basis of the assets of the Company in accordance with the principles of Sections 1.704-1(b)(2)(iv)(f) and (g) of the Treasury Regulations.

             2. Net Profit and Net Loss shall be allocated between the Members with respect to each fiscal year for purposes of maintaining the capital accounts of the Company so as to bring the Members' respective capital account balances into the ratio of the Members' respective Member Interests, and then in the ratio of the Members' respective Member Interests.

             3. Notwithstanding Section 3.2(b) hereof, appropriate adjustments shall be made, if required, to the allocations to the extent required to comply with the "qualified income offset," "minimum gain chargeback" and "chargeback for nonrecourse debt for which a member bears a risk of loss" rules of the Treasury Regulations promulgated pursuant to
Section 704(b) of the Code. To the extent permitted by such Treasury Regulations, the allocations in such year and subsequent years shall be further adjusted so that the cumulative effect of all the allocations shall be the same as if all such allocations were made pursuant to Sections 3.2(b) hereof without regard to this Section 3.2(c).

             4. Allocations pursuant to this Section 3.2 shall be made after taking account of all distributions with respect to the period for which the allocations are being made.

             5. Notwithstanding the foregoing, allocations for income tax purposes shall be made in the same manner as allocations for purposes of maintaining the capital accounts of the Company, except that appropriate adjustments shall be made to such allocations (i) to take account of the effect of any Section 754 election of the Company and (ii) if applicable, in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder and Sections 1.704-1(b)(2)(iv)(d), (e), (f) and (g) of the Treasury Regulations.

             6. Upon the transfer of an Interest in the Company, the allocations between transferor and transferee shall be apportioned by an interim closing of the books of the Company.

        3.24.3 No Salaries; Reimbursement. (1) No salary or other compensation shall be paid to any Member by the Company, but the Company shall reimburse each Member for actual expenses incurred by such Member, in connection with the business of, and in fulfilling its duties or rendering services to and on behalf of, the Company so long as such expenses are provided for in the Budget and that they do not exceed the amounts provided therefor in the Budget by 10% or more.

             (2) Notwithstanding the foregoing and subject to the provisions in the immediately following sentence, the Members acknowledge that the Company shall continue to employ and shall pay to each of Frank
G. Creamer, Jr. ("Frank Creamer") and Michael J. Vitale ("Vitale") for each fiscal year his respective base compensation in an amount which, when added to his respective base compensation received from Old Creamer, equals $300,648.66 and $294,528.78, respectively. However, it is further understood and agreed that, commencing with calendar year 1999, in the event there shall be any accrued and unpaid Wellsford Priority Return outstanding as of the end of the preceding fiscal year, an amount equal to the sum of all accrued and unpaid Wellsford Priority Return outstanding as of the end of such fiscal year, but in any event not to exceed $100,000 per annum, shall be withheld by the Company (taking into account any amount which may be withheld by Old Creamer pursuant to the applicable provision of the Amended and Restated General Partnership Agreement of Old Creamer, dated as of the date hereof, between Wellsford and FGC Realty Consultants, Inc. (the "Old Creamer Partnership Agreement")) from each of Frank Creamer's and Vitale's base compensation, such amount to be deducted pro rata from each of their respective compensation on each payroll period during such fiscal year, and such withheld amounts shall be applied to the payment of any accrued and unpaid Wellsford Priority Return. The amount so withheld shall accrue interest at the rate of fifteen percent (15%) per annum, and be payable to each of Frank Creamer and Vitale, respectively, to the extent the Company has available cash remaining therefor, at any time after the distribution to Wellsford of any and all accrued and unpaid Wellsford Priority Return for all previous Distribution Periods.

        3.24.4    Periodic Financial Statements, Status Reports and Tax
Returns.     (1)  Within 70 days after the end of each fiscal year and 25 days after the end of each quarter, Creamer and the Creamer Designees (as hereinafter defined) shall prepare, maintain and mail (or cause to be prepared, maintained and mailed) to each Member a financial report (audited in the case of a report sent at the end of the fiscal year and unaudited in the case of a report sent at the end of a quarter), which shall be prepared in accordance with generally accepted accounting principles, consistently applied, setting forth or containing as of the end of such fiscal year or quarter: (i) a consolidated balance sheet of the Company and its subsidiaries or affiliated entities; (ii) a consolidated statement of income or loss and a consolidated statement of cash flows of the Company and its subsidiaries or affiliated entities;
(iii) a consolidated statement of changes in capital accounts of the Company and its subsidiaries or affiliated entities; and (iv) a consolidated statement of the investments made by the Company and its subsidiaries or affiliated entities.

             (2) Within 70 days after the end of each fiscal year, Creamer and the Creamer Designees (as hereinafter defined) shall prepare and mail (or cause to be prepared and mailed) to each Member, a financial report (which shall include, without limitation, a Form K-1 for each Member or former Member) setting forth in sufficient detail such business and transactions of the Company during such fiscal year as shall enable each Member (or their respective legal representatives or accountants) to prepare their respective income tax returns in accordance with the laws, rules and regulations then prevailing.


                                ARTICLE XXV

                         OPERATION AND MANAGEMENT

        4.25.1 Management. 1. Subject to the provisions set forth in Sections 4.1(d) and 4.1(e) hereof, Creamer shall act as the managing member of the Company (the "Managing Member") and through its designees (the "Creamer Designees"), shall have complete power and authority to do all things it deems necessary or desirable to conduct the day-to-day operations and business activities of the Company, including, without limitation, the making of any payment set forth in the Budget (as hereinafter defined), provided, however, that (i) the Creamer Designees shall prepare, maintain and provide (or cause to be prepared, maintained and provided) to Wellsford periodic reports as set forth in Section 3.4 hereof and (ii) there shall be regular Members' meetings on a monthly basis, or such other interval as the Members shall determine, in which the Creamer Designees shall discuss and consult with the Wellsford Designees regarding the operations and other business affairs of the Company and shall obtain any consent which may be required for any impending activity of the Company.

             2. No later than sixty days prior to the end of each fiscal year, Creamer shall prepare and provide (or cause to be prepared and provided) to Wellsford a plan of operations for the business of the Company for such calendar year and an operating and capital budget for the Company, setting forth the estimated receipts and expenditures (capital and operating) of the business for the following fiscal year (the "Budget") to be considered for approval by Wellsford. In the event the Members do not reach a mutual agreement with respect to the Budget within five (5) days prior to the beginning of the year for which the Budget applies, then the Budget for such year shall be the same as the Budget for the preceding year, provided that each line item (other than base compensation payable to Frank Creamer or Vitale, as to which there shall be no increase) shall be increased by 10% of the amount reflected in the preceding year's Budget.

             3. Notwithstanding Section 4.1(b) hereof, the Budget for the fiscal year beginning January 1, 1998 in the form attached hereto as Schedule B is hereby approved and adopted by the Members.

             4. The following activities and decisions shall require the unanimous consent of all of the Members:

             (i) making any investment decisions with respect to the Clairborne Program;

            (ii)  the admission of any additional members;

           (iii) the assignment, transfer, sale, lease or otherwise disposition of all or substantially all of the Company's property or assets, or any material change in the nature of its business, or any decision to wind up, liquidate or dissolve the Company, or any agreement to do any of the foregoing;

            (iv) increasing the compensation payable by the Company to any officer, director, employee or agent of the Company or any of the Members' designees having an annual base compensation in excess of $125,000, except as otherwise provided in an approved budget;

             (v) making any payments or loans directly or indirectly to or for the benefit of any Member, except as expressly permitted by this Agreement;

            (vi) with respect to an expenditure provided for in the Budget, paying or committing to pay any amount which exceeds the budgeted amount for such expenditure by 10%;

           (vii) acquiring, by purchase, lease or otherwise, or disposing of or abandoning any real property or any interest therein;

          (viii) making any investments in connection with the acquisition of distressed, discount or other secured mortgage debt under the Clairborne Program;

           (ix)   making any tax elections in connection with the Company;

            (x) making any decision with respect to setting up new subsidiaries or affiliated entities; and

           (xi) doing any other act which would materially alter or materially adversely affect the Company's business.

        With respect to the activities set forth in subclauses (i) and
(viii) above, the Managing Member shall provide Wellsford with all available information and documentation necessary for Wellsford to evaluate any such investment proposal or opportunity in order for Wellsford to be able to make any decision with respect thereto.

             5. (i) Notwithstanding anything to the contrary herein, with respect to the buy/sell of interests in each Venture under the Clairborne Program, any and all rights of the Company and each subsidiary thereof with respect to such buy/sell and any decision relating thereto shall vest in Wellsford, so that Wellsford shall make any and all decisions with respect to the buy/sell of interests in the Venture(s) for and on behalf of the Company or the respective subsidiary, including, without limitation, the initiation of a buy/sell, the decision to purchase or sell the interests in the Venture(s) in response to a buy/sell initiated by the relevant Prudential Investor or, if applicable, the determination of the Special Valuation Amount (as defined in the Program Agreement), provided, however, that (A) if Creamer disagrees with Wellsford's decision to initiate a buy/sell of interests in any Venture(s), or (B) in the event Wellsford elects to sell the interests of the Company or any subsidiary thereof in any Venture(s) in response to a buy/sell initiated by the Prudential Investor(s), Creamer shall have the right to elect to purchase Wellsford's interests in such Venture(s) by paying to Wellsford an amount (the "Purchase Price") calculated as follows. In the event of a purchase pursuant to clause (A) of the immediately preceding sentence, the Purchase Price shall be calculated based on such Special Valuation Amount as Wellsford proposed to include in the Initiating Notice it proposed to send to the Prudential Investor. In the event of a purchase pursuant to clause
(B) of the next preceding sentence, the Purchase Price shall be calculated based on the Special Valuation Amount included in the Initiating Notice received by the Company from the Prudential Investor. In either case, the Purchase Price shall be equal to the amount Wellsford would have received as a distribution under Sections 3.1(b) and (c)(ii) of this Agreement assuming the Company had sold its interest in such Venture(s)based on the an assumed sale by the Venture at the applicable Special Valuation Amount. Upon compliance with the provisions of the next sentence, Creamer shall have the right to make any and all decisions relating to the buy/sell of interests in such Venture(s). In order to exercise its right to purchase Wellsford's interests in such Venture(s), (i) a written notice of such intent shall be delivered promptly by Creamer to Wellsford (but in any case no later than the earlier of (x) five (5) days prior to the expiration of the Option Period (as defined and set forth in the Program Agreement) and (y) two (2) business days after notification by Wellsford, through the Company or the relevant subsidiary thereof, of its or their election with respect to the Offering Notice (as defined in the Program Agreement) delivered by the relevant Prudential Investor(s)); (ii) cash in an amount equal to 10% of the Special Valuation Amount shall be deposited by Creamer into an account specified by Wellsford simultaneously with the delivery of such written notice and (iii) Creamer shall provide evidence, reasonably satisfactory to Wellsford, of the availability of funds sufficient to pay the balance of such Purchase Price as provided in the Program Agreement.

                  (ii) In the event the Company sells to the respective Prudential Investor(s) the interests of the Company or any subsidiary thereof in any Venture(s) in accordance with Section 4.1(e)(i) hereof and
Section 4.1 of the Program Agreement, any proceeds received by the Company as a result of such sale shall be distributed as follows: first to Wellsford, an amount which would have been distributable to Wellsford under Section 3.1(b) hereof had the property owned by the Venture been sold for the Special Valuation Amount and the proceeds distributed by the Venture to the Company; and second, the balance shall be treated as Cash Receipts.

             6. The Members may appoint, employ or otherwise contract with such other persons for the transaction of the business of the Company or the performance of services for or on their behalf or for or on behalf of the Company. Each Member shall designate up to two designees who shall act on its behalf in managing the affairs or transacting the business of the Company. The initial Creamer Designees and the designees of Wellsford (the "Wellsford Designees") are set forth on Schedule C attached hereto. Each designee shall continue to act on behalf of its designating Member until his respective resignation or removal by the designating Member. A Member may not remove or replace a designee not designated by it. In the event that either Frank Creamer or Vitale (or both) elects voluntarily to terminate his (or their) employment with the Company or Old Creamer, as the case may be, prior to the later of (i) the Adjusted Wellsford Base Amount being reduced to zero and (ii) the expiration of the Commitment Period under the Program Agreement (the "Employment Period"), Wellsford shall have the right to initiate (or direct Creamer to initiate, in which case Creamer shall be obligated to initiate) the Interest Buy/Sell (as hereinafter defined).

                               ARTICLE XXVI

         TERMINATION; TRANSFERS OF INTERESTS; BUY/SELL OF INTEREST

        5.26.1 Events of Termination. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

             1. the sale or other disposition of all or substantially all of the assets of the Company;

             2. a determination of all of the Members to dissolve and liquidate the Company (except that upon the death or disability of either Frank Creamer or Vitale, such determination may be made by Wellsford and, if applicable, the survivor of Frank Creamer and Vitale as set forth in
Section 9.2 hereof);

             3.   the withdrawal, dissolution or bankruptcy of any Member;
or

             4.   the expiration of the term of the Company.

             For purposes of this Agreement, a bankruptcy of a Member shall be deemed to occur when such Member files a petition in bankruptcy, or voluntarily takes advantage of any bankruptcy or insolvency law, or is adjudicated to be bankrupt, or if a petition or answer is filed proposing the adjudication of such Member as bankrupt and such Member either consents to the filing thereof or such petition or an answer is not discharged or denied prior to the expiration of sixty (60) days from the date of such filing.

        5.26.2 Withdrawal of a Member. Except as set forth in Section 4.1(f) hereof or except as set forth in the last sentence of this Section 5.2, no Member shall have the right voluntarily to withdraw from the Company without the written consent of the other Member. Upon withdrawal by a Member, as aforesaid, such Member shall cease to be a Member and shall not retain its interest in the Net Profits, Net Losses and distributions of the Company. Following the death, resignation or permanent disability of either Frank Creamer or Vitale, the voluntary resignation of the survivor of either of them shall be deemed a withdrawal by Creamer.

        5.26.3 Winding Up. Upon a dissolution of the Company requiring the winding up of its affairs, the Members or a designated person or persons shall with reasonable promptness wind up the Company's affairs. The assets of the Company shall be sold within a reasonable period of time, to the extent necessary to pay or provide for the debts and liabilities of the Company, and may be sold to the extent deemed commercially feasible by the person or persons winding up the affairs of the Company, and all assets of the Company shall be distributed as provided in Section 5.4.

        5.26.4 Distributions upon Winding Up. The proceeds of any winding up shall be applied and distributed in the following order of priority (to the extent that such order of priority is consistent with the laws of the State of Delaware):

             1. to the payment of the debts and liabilities of the Company and the expenses of dissolution and liquidation;

             2. to the setting up of any reserves which the person or persons winding up the affairs of the Company may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, and, at the expiration of such period as the aforesaid person or persons may deem advisable, for distribution in the manner hereinafter provided;

             3. to the payment of any Wellsford First Level Preferred Return, any Wellsford Unreturned Capital Contributions, any Wellsford First Level Carry, any Wellsford Second Level Carry, and any Wellsford Post Buy/Sell Share to the extent the proceeds of any winding up represent any such amounts;

             4. to the payment of any accrued and unpaid Wellsford Priority Return;

             5. pro rata to the repayment of any advances or loans, with interest accrued thereon, that may have been made by any of the Members to the Company;

             6. pro rata to the Members in proportion to their respective positive capital account balances until such balances have been reduced to zero; and

             (g) pro rata to the Members in accordance with their respective Member Interests.

        5.26.5 Statements on Winding Up. Upon termination of the Company, a statement shall be prepared by the Company's accountants, which shall set forth the assets and liabilities of the Company as of the date of termination.

        5.26.6    Restrictions on Transfers of Interests.

             (1) Neither Wellsford nor Creamer shall, or shall have the right to, sell, assign, transfer or dispose of (whether by gift or otherwise), mortgage, pledge, hypothecate, create a lien on or security interest in, or otherwise encumber, whether voluntarily, involuntarily, by operation of law or otherwise (a "Disposition") all or any part of their respective Interests, except as permitted by, and only upon compliance with, the terms of this Agreement. Any purported or attempted Disposition of an Interest in violation of this subclause (a) shall be null, void and of no effect.

             (2) Notwithstanding the provisions of subclause (a) immediately above,

                  (i) Subject to the terms of this Agreement, Wellsford shall have the right, without requiring the consent of Creamer (but upon prior notice to Creamer and the Company), to assign or transfer all or any portion of its Interests to a wholly-owned subsidiary or other Wellsford Related Entity (as hereinafter defined), provided that such subsidiary or Wellsford Related Entity expressly assumes in writing all of Wellsford's obligations under this Agreement and otherwise agrees to be bound by the provisions of this Agreement as if an original signatory hereof. For the purposes of this Agreement, the term "Wellsford Related Entity" shall mean any person, partnership, corporation or other entity in which Wellsford or WRP, directly or indirectly, owns a majority of the voting interests; and

                  (ii) Subject to the terms of this Agreement, Creamer shall have the right (upon prior notice to Wellsford and the Company) to assign or transfer all or a portion of its Interests to Frank Creamer, Vitale, members of Frank Creamer's or Vitale's immediate family or to a trust or trusts established for the benefit of the members of the respective immediately family of Frank Creamer or Vitale, or to a wholly-owned subsidiary of Creamer or an entity wholly-owned by either Frank Creamer or Vitale or other Creamer Related Entity (as hereinafter defined) provided that in connection with any such transfer, Creamer retains, by a written voting trust or other instrument in form and substance satisfactory to the Members and the Company, all voting and management rights with respect to the transferred Interests and provided that any such subsidiary or Creamer's Related Entity expressly assumes in writing all of Creamer's obligations under this Agreement and otherwise agrees to be bound by the provisions of this Agreement as if an original signatory hereof. For the purposes of this Agreement, the term "Creamer Related Entity" shall mean any person, partnership, corporation or other entity in which either Creamer owns or Frank Creamer or Vitale owns a majority of the voting interests, and the term "immediate family" shall mean the respective spouse, parents and issue of Frank Creamer or Vitale, as the case may be. If Creamer shall transfer any portion of its Interest to Frank Creamer or Vitale, or members of Frank Creamer's or Vitale's immediate family, or to a trust or trusts established for the benefit of the members of the respective immediately family of Frank Creamer or Vitale, or other Creamer Related Entity, all references in this Agreement to "Creamer" shall apply to Creamer, Frank Creamer or Vitale, the legal representative of Frank Creamer's or Vitale's estate, Frank Creamer's or Vitale's heirs, the members of Frank Creamer's or Vitale's immediate family, trusts established for the benefit of the members of the respective immediately family of Frank Creamer or Vitale, or other Creamer Related Entity to which such Interests were transferred and, simultaneously with the transfer, the transferees shall execute and deliver to Wellsford and the Company an agreement, in form and substance satisfactory to Wellsford and the Company, pursuant to which such transferees agree to be bound by all of the provisions of this Agreement.

                  (iii)  Notwithstanding the foregoing, until the later of
(A) the Adjusted Wellsford Base Amount being reduced to zero and (B) the expiration of the Employment Period, Frank Creamer and Vitale shall remain the designees of Creamer and shall agree to be employed by the Company as set forth in Section 3.3 hereof, subject to the provisions set forth in
Section 4.1(f) hereof.

        5.26.7 Interest Buy/Sell Option. 1. Either Member may elect to initiate a buy/sell procedure with respect to its Interest (the "Interest Buy/Sell") if:

                  ((0).1 the Members do not reach a mutual agreement with respect to the Budget for two (2) consecutive years; or

                  ((0).2 the Members (or the Partners of Old Creamer) are not able to reach agreement as to any material matter such that the Company or Old Creamer, as the case may be, is unable to carry out its respective business, including, without limitation, satisfying its respective obligations under the Clairborne Program or any of the contracts or agreements, whether written or oral, to which Old Creamer is bound (collectively, the "Old Creamer Commitments"), as the case may be.

             2. In the event (i) either Frank Creamer or Vitale (or both) elects voluntarily to terminate his (or their) employment with the Company or with Old Creamer, as the case may be, during the Employment Period, or (ii) PIC gives notice of its intention to exercise its rights under Section 4.1 of the Program Agreement, Wellsford shall have the right to initiate (or direct Creamer to initiate, in which case Creamer shall be obligated to initiate) the Interest Buy/Sell;

             3. In the event (i) Jeffrey H. Lynford or Edward Lowenthal ceases to act as the Chairman and the President, respectively, of WRP, or
(ii) of a merger or consolidation of WRP with a third party, or a sale of the majority of the stock or substantially all of the assets of WRP to a third party (each, a "WRP Change of Control"), or (iii) Wellsford refuses to approve a total of five (5) investment opportunities, each of which satisfies the objectives and criteria set forth in Exhibit A to the Program Agreement during the term of the Commitment Period (as defined in the Program Agreement), Creamer shall have the right to initiate (or direct Wellsford to initiate, in which case Wellsford shall be obligated to initiate) the Interest Buy/Sell.

             4. In the event of the occurrence of any of the conditions set forth in Section 5.7(a), (b) or (c) above, such Member as may be applicable (the "Initiating Member") may initiate the Interest Buy/Sell by giving a written notice of its intention to initiate the Interest Buy/Sell (an "Interest Buy/Sell Notice") to the other Member (the "Offeree Member") which sets forth an amount equal to the Initiating Member's valuation of the entire Company (the "Sale Price") and such other terms of the sale as the Initiating Member may determine. The Offeree Member shall then have the option to (x) buy the Initiating Member's Interest at an amount equal to the amount which the Initiating Member would be entitled to receive if the Company were sold for the Sale Price and the proceeds distributed pursuant to Section 5.4 hereof, and on the other terms and conditions set forth in the Interest Buy/Sell Notice, or (y) sell its Interest to the Initiating Member for an amount equal to the amount which the Offeree Member would be entitled to receive if the Company were sold for the Sale Price and the proceeds distributed pursuant to Section 5.4 hereof, and on the other terms and conditions set forth in the Interest Buy/Sell Notice.

                  5. Within forty-five (45) days following the giving of the Interest Buy/Sell Notice (the "Interest Buy/Sell Election Period"), the Offeree Member shall deliver a written notice to the Initiating Member of its decision to buy or sell. Failure to deliver such notice shall be deemed a decision to sell.

                  6. The purchase or sale of an Interest pursuant to the Interest Buy/Sell shall be consummated upon the transfer of the Interest (the "Subject Interest") by the selling Member or its designee (the "Selling Member"), and shall occur no later than fifteen (15) days following the expiration of the Interest Buy/Sell Election Period.

                  7. If the Member or its designee purchasing the Subject Interest pursuant to the Interest Buy/Sell (the "Purchasing Member") is ready, willing and able to perform its obligations at the closing, and the Selling Member defaults in performing its obligations at the closing, the sale of the Subject Interest shall be deemed to have occurred at the closing, the Company shall record the transfer of the Subject Interest in its books and records, the Company shall treat the Purchasing Member as the legal and beneficial owner of the Subject Interest sold by the Selling Member, the Selling Member shall cease to have any rights as a Member of the Company with respect to the Subject Interest, and the Selling Member's sole remedy against the Purchasing Member shall be to be paid the amount due it in connection with the sale of the Subject Interest (without interest) upon reasonable written notice to the Purchasing Member and upon tender to the Purchasing Member of the assignment of the Subject Interest and other documents which should have been delivered at the closing.

                  8. If the Selling Member is ready, willing and able to perform its obligations at the closing, and the Purchasing Member defaults in performing its obligations at the closing, the Selling Member shall have the right (but not the obligation) to acquire the Interest of the Purchasing Member at a price equal to 75% (seventy-five percent) of the amount which would otherwise have been payable to the Purchasing Partner had the Purchasing Partner elected to be the seller, as determined in accordance with clause (d) above, or to sell the Subject Interest to a non-affiliated third party free of the restrictions set forth in Section
5.6 hereof.

                  9. At the closing, the Selling Member shall deliver to the Purchasing Member a duly executed assignment of Subject Interest and such other documents reasonably requested by the Purchasing Member which are necessary to evidence or complete the transfer of such Subject Interest, and the Purchasing Member shall deliver to the Selling Member
(i) cash payable by wire transfer of immediately available funds to an account or accounts of the Selling Member at the bank specified by the Selling Member in writing at least two business days prior to the closing, or (ii) a certified or bank check payable to the Selling Member in an amount equal to the Sale Price of the Subject Interest.

                  10. Any decision by a Member to initiate the Interest Buy/Sell and/or any response by a Member to an Interest Buy/Sell Notice shall be made simultaneously and consistently with respect to the applicable buy/sell provisions of interests in Old Creamer as set forth in the Old Creamer Partnership Agreement.

                               ARTICLE XXVII

                BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

        6.27.1 Books and Records. Creamer, as Managing Member, shall prepare and maintain (or cause to be prepared and maintained) for the Company true and correct books and records which shall be prepared in accordance with generally accepted accounting principles, consistently applied, showing all costs, expenditures, sales, receipts, assets and liabilities, Net Profits and Net Losses (as determined under Section 3.1 hereof) and all other records necessary, convenient or incidental to recording the Company's business and affairs and sufficient to record the allocation of Net Profits, Net Losses and distributions as provided for herein.

        6.27.2 Fiscal Year. The fiscal year of the Company shall be the calendar year.

        6.27.3 Bank Accounts. All receipts, funds and income of the Company shall be deposited in the name of the Company in such banks as are determined by the Members. Withdrawals from said banks shall be made on signatures of Frank Creamer or Vitale, or such person or persons as shall be authorized by the Members, and there shall be no commingling of the monies and funds of the Company with monies and funds of any other entity.


        6.27.4 Accounting Decisions. All decisions as to accounting principles and tax elections shall be made by the Members. The Company shall make any election permitted under Section 754 of the Code, unless otherwise agreed to by the Members.

        6.27.5 Tax Returns. Federal, state and local income tax returns of the Company shall be prepared by such accounting firm as may be selected by the Managing Member, subject to the approval of Wellsford. Creamer shall file (or cause to be filed) all federal, state and local tax returns required of the Company.

        6.27.6 Tax Matters Partner. Creamer shall be the "tax matters partner" of the Company within the meaning of Section 6231(a)(7) of the Code. The tax matters partner shall not be liable for its conduct under this Section 6.6 to any Member if it shall have acted in good faith and in reliance upon the advice of legal counsel and/or Diamante, Katz & Kahn or such other tax accountants reasonably acceptable to the other Member. The Company shall bear the expense of any tax audit or proceeding conducted at the Company level, but the cost of any adjustment to any Member's tax liability shall be borne by that Member. Creamer shall take all action necessary for Wellsford to be a "notice partner" within the meaning of
Section 6231(a)(8) of the Code.

        6.27.7 Inspection. Each Member or its authorized representative may examine any of the books or records of the Company at reasonable times and upon reasonable notice provided such examination shall not interfere with the business of the Company.

                              ARTICLE XXVIII

                      LIABILITIES AND INDEMNIFICATION

        7.28.1    Liability and Indemnification of the Company and the
Members.     (1)  To the fullest extent permitted by applicable law, an
Indemnified Person (as hereinafter defined) shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person, if such Indemnified Person acted in good faith and in a manner reasonably believed by such Indemnified Person to be in or not opposed to the best interests of the Company; provided that the Indemnified Person's conduct shall not have constituted fraud, gross negligence or willful or wanton misconduct. For purposes of this Agreement, an Indemnified Person means (i) each Member and its directors, officers, shareholders, members, partners, affiliates, trustees, employees and agents, and (ii) any person who is or was serving at the request of the Company or any Member, as a director, officer, shareholder, member, partner, trustee, employee or agent of the Company or another corporation, limited liability company, partnership, joint venture, trust or other enterprise in connection with the business or investments of the Company.

             (2) To the fullest extent permitted by applicable law, expenses (including attorneys' fees and expenses) incurred in defending any action, suit or proceeding subject to Section 7.1(a) shall be paid by the Company in advance of the final disposition of such proceeding, subject to repayment, if it shall conclusively be determined, by a court of competent and final jurisdiction, that the Indemnified Person is not entitled to be indemnified by the Company as authorized hereunder.

             (3) The indemnification provided by this Section 7.1 shall be in addition to any other rights to which an Indemnified Person may be entitled under any agreement of the Members, as a matter of law or otherwise, both as to action in the Indemnified Person's capacity as the Member, a director, officer, employee or agent of a Member or a person serving at the request of the Company and to any action in another capacity. Such indemnification shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of such Indemnified Person.

             (4) The Company may purchase and maintain insurance on behalf of any one or more Indemnified Persons and other persons as the Members shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of the Company, whether or not the Company would have the power to indemnify such person against such liability hereunder.

             (5) In no event may an Indemnified Person subject the Members to personal liability by reason of this Section 7.1. except specifically provided for in this Agreement.

             (6) An Indemnified Person shall not be denied indemnification in whole or in part under this Section 7.1 because the Indemnified Person had an interest in the transaction with respect to which indemnification applies if the transaction was otherwise permitted by the terms hereof.

             (7) The provisions of this Section 7.1 are for the benefit of the Indemnified Persons and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to create any rights for the benefit of any other persons. Without limitation of any provision of this Section 7.1, this Section 7.1 shall be construed to indemnify all persons exculpated pursuant to Section 7.2 to the fullest extent of any such exculpation.

        7.28.2 Liability of the Managing Member. The Managing Member shall be liable to the Company and the other Member for fraud, gross negligence or willful or wanton misconduct in any of its actions or omissions, but shall not be liable to the Company, the other Member or any other persons who have acquired interests in any Interest, whether as members, assignees or otherwise, for errors in judgment or for any acts or omissions, made, taken or omitted in good faith and that Creamer, as the Managing Member (or, if applicable, any of its designees, directors, officers, employees or agents acting on its behalf) reasonably believes is in or not opposed to the best interests of the Company, unless such errors in judgment, acts or omissions constitute fraud, gross negligence or willful or wanton misconduct.

                               ARTICLE XXIX

                KEY-MAN LIFE INSURANCE; DEATH OF PRINCIPALS

        8.29.1 Key-Man Life Insurance. The Company, at its sole cost and expense (which expense shall be set forth in the Budget), shall purchase and maintain one-year renewable term key-man life insurance ("Key-Man Insurance") on the life of each of Frank Creamer and Vitale in an amount with respect to each of them which, when added to the amount of the one-year key-man life insurance purchased and maintained by Old Creamer, shall equal the lesser of two million dollars ($2,000,000) or the amount of the Adjusted Wellsford Base Amount, or such lesser amount as is determined by Wellsford at its sole discretion. Frank Creamer and Vitale each shall cooperate with respect to purchasing and maintaining the Key-Man Insurance, including, without limitation, the taking of physical examinations and the completion and execution of appropriate insurance forms and applications. Upon the death of either Frank Creamer or Vitale, any payment from the Key-Man Insurance shall be remitted to the Company.

        8.29.2 Death of Principals. Upon the death or permanent disability of either Frank Creamer or Vitale, the Company shall be continued unless both Wellsford and the survivor of either Frank Creamer or Vitale mutually consent to dissolve and liquidate the Company.


                                ARTICLE XXX

                            GENERAL PROVISIONS

        9.30.1  Right of First Refusal/Other Business Activities.
             (1) Wellsford may engage in all business activities (including those similar to the activities of the Company or the entities involved in the Clairborne Program), provided, however, that so long as the Clairborne Program is in effect, Wellsford will, to the extent possible, present any investment opportunities which are substantially similar to those of the Clairborne Program to the Company. Creamer, the Creamer Designees or any affiliates in which either Creamer or the Creamer Designees or Frank Creamer or Vitale owns or shall own a majority of the voting interests or over which Creamer or the Creamer Designees or Frank Creamer or Vitale has or shall have voting control, may participate, directly or indirectly, in any business activity or venture, provided, however, that (a) such participation will not interfere with either of the Creamer Designees' performance of his duties with respect to the Clairborne Program, the Company or Old Creamer, and (b) in the event Creamer, any Creamer Designee or any of their respective affiliates desire to participate or sponsor (i) any program, investment fund or investment venture with an investment objective, strategy or focus substantially similar to those of the Clairborne Program, or (ii) other business activity or business venture competitive to or substantially similar to the activities or ventures of Old Creamer or the Company at any time during the term of the Company, Creamer, the respective Creamer Designee or the respective affiliates, whichever may be applicable, shall first provide either Wellsford, the Company or Old Creamer with a right of first refusal or priority participation therein on terms no less favorable to those being offered to other third-party participants in such program, investment fund or venture or business activity or venture.

                  No Member shall be required to devote any particular amount of time to the business of the Company, except that Creamer shall cause Frank Creamer and Vitale to devote such time, energies and attention as are necessary to the fulfillment of their responsibilities and duties to the Company and Old Creamer, including, without limitation, all activities required of the Company and/or Old Creamer pursuant to the Clairborne Program and the Old Creamer Commitments.

             (2) In conjunction with the making of any investment decisions as set forth in clauses (i) and (viii) of Section 4.1(d) hereof, prior to the making of an investment proposal under the Clairborne Program, Creamer or the Company shall present any such investment proposal or opportunity to Wellsford (together with all information and documentation with respect thereto to enable Wellsford to adequately evaluate such proposal), and only upon Wellsford's approval of the investment proposal shall any such investment proposal be presented to PREI for consideration under the Clairborne Program, provided, however, that nothing herein shall prevent Creamer or the Company from discussing with PREI potential investment opportunities, which discussions shall not, under any circumstances, bind the Company and/or Wellsford in participating in such investment opportunities or obligate Wellsford to fund its proportionate share of the required capital thereof. The approval by Wellsford of any investment proposal for consideration by the relevant PREI, shall constitute the agreement by Wellsford to fund its proportionate share of the required capital for investment by the Company in the Clairborne Program for interest in the applicable Venture. Nothing herein shall be deemed to obligate Wellsford to contribute amounts in excess of the Capital Contributions set forth in Section 2.1 hereof.

        9.30.2 Representations and Warranties of Wellsford. Wellsford represents and warrants that (a) it has all requisite capacity, power and authority to execute, deliver and perform this Agreement and the Old Creamer Partnership Agreement, and to consummate the transactions contemplated hereby and thereby, (b) the execution, delivery and performance by Wellsford of this Agreement and the Old Creamer Partnership Agreement, and the consummation by Wellsford of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on its part, (c) this Agreement and the Old Creamer Partnership Agreement have been duly and validly executed and delivered by Wellsford, and each constitutes the valid and binding obligation of Wellsford, enforceable against Wellsford in accordance with its terms, and (d) it has adequate financial resources to satisfy its funding obligations hereunder and under the Old Creamer Partnership Agreement.

        9.30.3 Representations and Warranties of Creamer. Creamer represents and warrants that (a) it has all requisite capacity, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, (b) the execution, delivery and performance by Creamer of this Agreement, and the consummation by Creamer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on its part, and (c) this Agreement has been duly and validly executed and delivered by Creamer and constitutes the valid and binding obligation of Creamer, enforceable against Creamer in accordance with its terms.

        9.30.4 Survival. The representations, warranties and covenants made in this Agreement or other document executed at or prior to the date hereof in connection herewith shall survive for one (1) year after the date hereof. No investigation by Wellsford or on Wellsford's behalf heretofore or hereafter conducted shall affect the representations, warranties and covenants of Creamer (and its designees) set forth in this Agreement.

        9.30.5 Integration. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes any prior agreement or understanding among the parties hereto, and may not be modified or amended in any manner unless in writing and signed by all the parties hereto.

        9.30.6 Notices. All notices, demands, offers or other communications required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, or by hand delivery, and addressed to the Company at its address set forth herein, and to the Members at their respective addresses set forth on Schedule A hereto or to such other address as shall, from time to time, be supplied by any party to the other by like notice, and shall be deemed given upon the date the return receipt is signed on behalf of the receiving party or, if hand delivered, upon delivery.

        9.30.7 Benefits and Obligations. The covenants and agreements herein contained shall be binding upon and inure to the benefit of the legal representatives, heirs, executors, administrators, successors and assigns of the respective parties hereto.

        9.30.8 Severability. If any provision of this Agreement or the application thereof to any part or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable in any respect and to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than that as to which it so determined invalid or unenforceable, shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

        9.30.9 Waivers. No waiver of any breach of any term hereof shall be effective unless made in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver of any subsequent breach of that term or any other term of the same or different nature shall be construed as a waiver of any subsequent breach of that term of the same or different nature.

        9.30.10 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

        9.30.11 No Partition. The Members hereby waive any right of partition they may have with respect to any assets of the Company, now existing or hereafter acquired.

        9.30.12 Confidentiality. Except if and to the extent required by law, or as the parties hereto may from time to time agree in writing, the parties hereto shall not, and shall cause their respective employees, officers, directors, partners, shareholders, affiliates or agents not to, divulge, disclose or communicate, whether orally or in writing, the provisions or subject matter of this Agreement, any confidential non-public information regarding the business, affairs and operations of the Company, the transactions contemplated hereby or the identity of the parties hereto, other than to the parties' or the Company's respective legal counsel, accountants and financial advisors.

        9.30.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

        9.30.14 Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

        9.30.15 Exhibits and Schedules. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                              WELLSFORD CRC HOLDING CORP.


                              By:/s/ William H. Darrow
                                 -----------------------------
                                 Name:  William H. Darrow
                                 Title: Vice President



                              SX ADVISORS, LLC


                              By:/s/ Frank G. Creamer, Jr.
                                 ------------------------------
                                 Name:  Frank G. Creamer, Jr.
                                 Title: Member

               The undersigned have executed this Agreement as of the day and year first above written to reflect their agreement to Section 5.6(b)(iii) of this Agreement




                              /s/ Frank G. Creamer, Jr.
                              -----------------------------------
                                   Frank G. Creamer, Jr.



                              /s/ Michael J. Vitale
                              -----------------------------------
                                  Michael J. Vitale


                                SCHEDULE A


Name and                              Member
Address                              Interest

Wellsford CRC Holding Corp.             49%
610 Fifth Avenue
New York, New York 10020


SX Advisors, LLC                        51%
[Provide Address]



                                SCHEDULE B

                                1998 BUDGET



                                SCHEDULE C

Member                                  Designees

Wellsford CRC Holding Corp.        William H. Darrow II
                                   Jeffrey H. Lynford


SX Advisors, LLC                   Frank G. Creamer, Jr.
                                   Michael J. Vitale